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                                                                    Exhibit 12

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                                                         SIX MONTHS ENDED
                                                      YEARS ENDED JULY 31,                                  JANUARY 31,
                                  --------------------------------------------------------------------------------------------
                                                                                           2003
                                    1999        2000           2001          2002         RESTATED        2003         2004
                                  --------   ---------       --------      --------       --------     ----------    ----------
EARNINGS
  Income before cumulative
   effect of change in
   accounting principle          $  61,271     $  60,507      $  34,206     $  12,878     $  12,392     $   4,555     $   2,691
  Income tax provision              29,745        35,536         20,091         6,343         2,635         2,144         1,594
                                 ---------     ---------      ---------     ---------     ---------     ---------     ---------
   Earnings                         91,016        96,043         54,297        19,221        15,027         6,699         4,285
                                 ---------     ---------      ---------     ---------     ---------     ---------     ---------

FIXED CHARGES
  Interest expense                   1,772        21,169         22,195        16,255        27,985        11,576        19,424
  Portion of rental expense
   representative of
   interest factor                     705         1,113          2,082         3,030         3,034         1,327         1,651
                                 ---------     ---------      ---------     ---------     ---------     ---------     ---------
   Fixed charges                     2,477        22,282         24,277        19,285        31,019        12,903        21,075
                                 ---------     ---------      ---------     ---------     ---------     ---------     ---------

CAPITALIZED INTEREST                  --            (580)          --            --            --            --            --
                                 ---------     ---------      ---------     ---------     ---------     ---------     ---------

EARNINGS BEFORE INCOME TAX
 PROVISION AND FIXED CHARGES     $  93,493     $ 117,745      $  78,574     $  38,506     $  46,046     $  19,602     $  25,360
                                 =========     =========      =========     =========     =========     =========     =========

RATIO OF EARNINGS TO FIXED
 CHARGES                             37.7x          5.3x           3.2x          2.0x          1.5x          1.5x          1.2x
                                 =========     =========      =========     =========     =========     =========     =========